Exhibit 99.1

Company Discussion

Sources of Earnings of the Combined Company

As a combined company, we continue to derive our earnings from two operating segments—our real estate segment and our specialty finance segment. The majority of our earnings are derived from our real estate segment, which initially comprises the triple-net leased properties contributed by CNLRP, USRP and the Income Funds and also contains the service station properties previously owned by USRP, most of which include convenience stores. As a result, this segment derives its earnings primarily from rental income received on these properties and, to a lesser extent, from a taxable REIT subsidiary that focuses on acquisitions of realty (either directly or partnering with developers and realty companies) for development and subsequent sale or lease. This segment also derives its earnings from interest income on mortgage, equipment and other loans, proceeds from dispositions of properties and income from holding interests in prior loan securitizations, including those originated by predecessor entities of our specialty finance segment.

We also derive earnings from our specialty finance segment, which continues the business previously operated by CNLRP’s specialty finance segment by conducting our investment property sales program and also offers advisory and other financial services to national and regional restaurant operators. As a result, this segment derives its earnings primarily from lease and interest income earned in excess of interest expense paid, net gains from the investment property sales program, advisory services and servicing revenues. This segment also derives earnings from interest income on mortgage, equipment and other loans. Under GAAP accounting requirements, for properties identified as held for sale subsequent to December 31, 2001, such as properties purchased under our investment property sales program, all income and expenses relating to the property and the ultimate gain or loss realized upon disposition of the property are treated as discontinued operations for all periods presented. In addition, depreciation of such property is discontinued. As a result, revenues from the operation of any such property are not reflected in the “Revenues” line item, but instead, along with the gain from the sale of any property, are presented separately under the “Income (loss) from discontinued operations” line item. In addition, only operating and administrative expenses that are directly attributable to acquiring or selling properties that are classified as held for sale or were sold during the period are allocated to the “Income from discontinued operations” line item, and all other general operating and administrative expenses are allocated to “Income (loss) from continuing operations”.

Expenses for the Combined Company

Our real estate segment’s demand for funds are predominantly for principal and interest payments, operating expenses, acquisitions of properties and distributions to our stockholders. Our specialty finance segment’s demand for funds predominantly include payment of operating expenses, funds necessary for net lease originations to be sold in our investment property sales program and payment of principal and interest on its outstanding indebtedness.

Changes Resulting from the Mergers

Depreciation and Amortization. Our property portfolio will reflect an increase in basis for the USRP and Income Funds real estate portfolio as a result of using the purchase method of accounting, with CNLRP treated as the acquirer for accounting purposes. As a result, we will experience an increase in basis of certain real estate assets that will result in an increase in depreciation expense and amortization of new real estate intangible assets.

General Operating and Administrative. We expect general operating and administrative expenses will decrease from the historic combined general operating and administrative expenses of CNLRP, USRP and the 18 Income Fund portfolios. Further, we expect our combined general operating and administrative expenses to decline as a result of the elimination of separate regulatory filings for CNLRP and the Income Funds, as well as a reduction in the cost of investor relations and administrative costs. We expect that, as with any merger, there will initially be trailing transitional costs related to the integration but expect toward the latter part of 2005 to be operating at a more normalized level.

Interest. We expect interest expense will increase after the mergers as a result of increased debt resulting from the mergers and related financing transactions and related debt issuance costs. These costs will be amortized over the term of the debt and will be included in interest expense in the consolidated financial statements.

Rental Income. GAAP requires that rents from leases with escalating rental payments be recorded as income on a straight-line basis over the life of the lease. As a result, rental income will exceed cash received at the beginning of the lease when the rental payments are below the average rent for the lease term and the reverse will be true during the latter part of the lease. As a result of using the purchase method of accounting, we will recommence the straight-lining of the rents for leases within the USRP and Income Fund portfolios that have rental increases from the date of the mergers to the end of the lease terms. The actual cash received from tenants will remain the same (in accordance with the lease terms), however, the average rent recognized in accordance with GAAP will be higher. The increase in rents from recommencing the straight-lining of the rental increases will be partially offset by the amortization against rental income of a new real estate intangible (above/below market leases) resulting from using the purchase method of accounting.

Rental Expenses. Because USRP was the lessee of certain real properties, we will also incur related rental expenses on a going forward basis.

Management Fees. Prior to the mergers, CNLRP recognized other income in the form of management fees from the Income Funds, and the Income Funds recorded management fee expense to CNLRP for these services. These revenues and expenses ceased on the date of the mergers.

Dividends. Historically, CNLRP had no outstanding preferred stock. USRP has had two series of preferred stock outstanding, Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock. In connection with the mergers, we issued 3,749,909 additional shares of our Series A Cumulative Convertible Preferred Stock and 7,239,788 shares of new Series C Redeemable Convertible Preferred Stock. As a result, we will have ongoing payment obligations with respect to these series of outstanding preferred stock. The holders of the Series B Cumulative Convertible Preferred Stock have the right, for 90 days following the consummation of the mergers, to require us to redeem their shares in cash for 130% of the stated value of the shares, or $32.5 million if all such redemption rights are exercised. As of March 4, 2005, the holders have not yet exercised their right to have their shares redeemed, although we expect they will do so in the future. We expect to use up to $32.5 million from our New Senior Credit Facilities discussed below to redeem any shares that are put. Redemption of the Series B shares has not been included in our pro forma financial information because the holders have not yet exercised this right.

Between January 1, 2005 and March 4, 2005, we, CNLRP, USRP and the Income Funds have paid dividends or distributions (in the case of the Income Funds) of $36.3 million on common stock or partnership interests. In addition, since December 31, 2004, we have declared additional dividends on our common stock, with $6.3 million to be paid on each of March 15, 2005 and April 15, 2005, and have declared dividends on our preferred stock, with $2.0 million to be paid on March 15, 2005 and $1.1 million to be paid on April 15, 2005.

Specialty Finance Segment Alliance with Bank of America

On January 1, 2005, Bank of America’s 2.03% limited partnership interest in CNL Restaurant Capital, LP was exchanged for all current and future referral fees payable up to December 31, 2009, or the date of the termination of the alliance agreement with Bank of America, whichever is sooner.

Post-Transactions Liquidity, Capital Resources and Market Risk

Proposed New Senior Credit Facilities

On November 4, 2004, we entered into a commitment letter, subject to credit approval, due diligence review and certain other conditions, with Bank of America, N.A., with respect to new senior credit facilities in an aggregate amount of $250.0 million (with potential increases to $300.0 million). We are currently in negotiations to enter into and increase these credit facilities to an aggregate amount of up to $350.0 million (with potential increases to $450.0 million) with a syndicate of lenders, including Bank of America, N.A. We refer to these proposed facilities as the New Senior Credit Facilities. It is anticipated that under the New Senior Credit Facilities, Bank of America, N.A., collectively with all other lenders party to the New Senior Credit Facilities, referred to as the lenders, will agree, subject to the terms and conditions of definitive loan documentation, to provide secured revolving credit and term loan facilities as described below.

The following is a description of the general terms that are contemplated to be included in the New Senior Credit Facilities. The definitive documentation for the New Senior Credit Facilities continues to be negotiated and may contain provisions different from those set forth below. No assurance can be given that the New Senior Credit Facilities will be obtained. See “—Closing of the New Senior Credit Facilities” below.

The New Senior Credit Facilities are expected to be composed of the following:

•	a secured term loan facility in the initial amount of $150.0 million that will mature in 2010, referred to as the term loan B due 2010; and

•	a secured revolving credit facility in the initial amount of $200.0 million that will mature in 2008 (with a one-year extension at our option), which includes sub-facilities for letters of credit and swing-line loans, collectively referred to as the new revolving credit facility due 2008.

The aggregate amount of the New Senior Credit Facilities can be potentially increased to $450.0 million.

The aggregate outstanding balance on the New Senior Credit Facilities (inclusive of letters of credit and amounts advanced under the swingline loan sub-facility) shall, at all times, be less than or equal to 50% of the revenues, capitalized at 9%, generated by certain triple-net lease real property.

Principal Payments

The principal amounts under the term loan B due 2010 and the new revolving credit facility due 2008 will be due at their respective maturity dates (unless extended in the case of the new revolving credit facility due 2008).

Interest

For purposes of calculating interest, loans under the New Senior Credit Facilities will be designated as eurodollar rate loans or, in certain circumstances, base rate loans.

Eurodollar rate loans are expected to bear interest at the British Bankers Association LIBOR Rate for deposits in dollars plus a borrowing margin as described below. Interest on eurodollar rate loans will be payable at the end of the applicable interest period of one, two, three, six, nine or twelve months (if available from the lenders), but not less frequently than quarterly.

Letters of credit issued under the New Senior Credit Facilities are expected to accrue fees at the borrowing margin for eurodollar rate loans described below times the daily maximum amount available to be drawn under such letter of credit.

Security and Guarantees

We expect that our obligations under the New Senior Credit Facilities (and any interest protection or other hedging arrangements entered into with any of the lenders or any affiliate of the lenders) will be guaranteed by our present and future direct and indirect material domestic consolidated subsidiaries, with certain exceptions. We also expect that the New Senior Credit Facilities will be secured by a valid pledge, assignment and first lien perfected security interest in 100% of the capital stock of our present and future direct and indirect material domestic consolidated subsidiaries, with certain exceptions.

Covenants

The loan documentation will contain customary affirmative and negative covenants and financial covenants. During the term of the New Senior Credit Facilities, we expect the negative covenants will restrict our ability to do certain things, including but not limited to:

•	borrow money and guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	restrict dividends or other payments or distributions from us or our subsidiaries;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

We expect the following financial covenants will also be included:

•	maximum consolidated leverage ratio;

•	maximum ratio of secured indebtedness to consolidated total tangible assets;

•	minimum consolidated tangible net worth test; and

•	minimum consolidated fixed charge coverage ratio.

Optional Prepayment

We expect we will be permitted to prepay the new revolving credit facility due 2008 in whole or in part at any time without penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of eurodollar rate loans. The unutilized portion of any commitment under the new revolving credit facility due 2008 may be irrevocably canceled at our discretion in whole or in part in minimum increments of $5.0 million.

We expect that any optional prepayment of the term loan B due 2010 will be at 101% in the first year and at par thereafter. Notwithstanding the foregoing, we expect that up to 33 1/3% of the new term loan B due 2010 may be prepaid in the first year with no penalty as long as the prepayment is made from the proceeds of an equity issuance.

Events of Default

The loan documentation for the New Senior Credit Facilities is expected to contain customary events of default, including, but not limited to, failure to maintain our REIT status or that of certain subsidiaries, nonpayment of principal, interest, fees or other amounts, inaccuracy of representations and warranties, covenant defaults, cross defaults, bankruptcy events, certain ERISA events, material judgments and a change of control.

Closing of the New Senior Credit Facilities

While we expect to enter into the New Senior Credit Facilities in April 2005, there can be no assurance that the New Senior Credit Facilities will be obtained by such time or at all. If the New Senior Credit Facilities are unavailable, we will not have sufficient funds to repay the Merger Financing Facilities, which become payable in full on May 25, 2005, and we would have to seek alternative financing arrangements to avoid a default on the Merger Financing Facilities. Such alternative sources of financing may not be available or may have terms less favorable than those expected under the New Senior Credit Facilities.

Post-Transactions Debt

On a pro forma basis as of December 31, 2004, we would have had total consolidated debt of approximately $1,491 million. This amount includes approximately $1,241 million of secured debt (including secured debt of our subsidiaries). In addition, we could incur a significant amount of additional secured debt in the future. On a pro forma basis as of December 31, 2004, we would have had $364.8 million of additional availability under our secured financing arrangements (consisting of our warehouse credit facilities, a subsidiary’s line of credit with an affiliate and our New Senior Credit Facilities, assuming the total amount of the new revolving credit facility is $200.0 million). On a pro forma basis as of December 31, 2004, our ratio of earnings to fixed charges would have been 1.23x.

Contractual Obligations

The following table presents our contractual cash obligations and related payments on a pro forma basis as of December 31, 2004:

	Payments due by period (in millions)
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
New Senior Credit Facilities	$—	$—	$—	$—	$—
New revolving credit facility due 2008	—	—	—	—	—
New term loan B due 2010	150.0	—	—	—	150.0
Warehouse credit facilities(1)	101.4	101.4	—	—	—
Notes payable
Senior notes due 2015 offered hereby	250.0	—	—	—	250.0
CNLRP Financial IX, LP loan and security agreement due 2007	161.8	3.9	157.9	—	—
Maple & Main Orlando, LLC notes due 2005	1.0	1.0	—	—	—

Total notes payable	412.8	4.9	157.9	—	250.0
Bonds payable
CNLRP Funding 2001-4, LP bonds due 2009	28.5	2.6	5.2	4.7	16.0
CNLRP Net Lease Funding 2001, LP notes due 2006	111.6	6.8	104.8	—	—
CNLRP Funding 2000-A, LP bonds due 2021	239.2	12.0	26.4	31.2	169.6
CNLRP Franchise Funding 2003, LP bonds due 2010	26.2	3.0	6.3	8.8	8.1
USRP securitization principal (Funding 2001-A) due 2006	145.7	9.6	136.1	—	—
New Net Lease Securitization due 2012	275.0	6.9	16.4	18.4	233.3

Total bonds payable	826.2	40.9	295.2	63.1	427.0
Ground lease	17.4	4.2	6.9	6.3	—
Leased office space(2)	13.9	1.2	2.6	2.7	7.4

Total contractual cash obligations	$1,521.7	$152.6	$462.6	$72.1	$834.4

(1)	The maturities on outstanding indebtedness assumes that loan repayments are made on the warehouse facilities in accordance with the contractual obligation. In February 2005, CNLRP renewed its $160 million warehouse credit facility with Bank of America, resulting in $73.1 million shown as maturing in 2005 in the above table now maturing in 2006. In the event the warehouse lender continues to renew the remaining $100 million facility as expected, $28.3 million of the amounts shown as maturing in 2005 in the above table would be renewed and would mature in 2006.

(2)	Since November 1999, CNLRP has leased its office space from CNL Plaza, Ltd. (the “Plaza”), an affiliate of a member of our board of directors. Our lease expires in 2014 and provides for scheduled rent increases over the term of the lease.

The following table presents our commitments, contingencies and guarantees and related expiration periods as of December 31, 2004:

	Estimated payments due by period (in millions)
Commitments, contingencies and guarantees	Less than one year	2 to 3 years	4 to 5 years	Thereafter	Total
Guaranty of unsecured promissory note(1)	$1.3	$—	$—	$—	$1.3
Purchase commitments(2)	32.5	—	—	—	32.5
Total commitments, contingencies and guarantees	$33.8	$—	$—	$—	$33.8

(1)	In May 2002, CNLRP purchased a combined five percent partnership interest in the Plaza for $0.2 million. Affiliates of Messrs. Seneff and Bourne, our chairman and one of our directors, respectively, own the remaining partnership interests. CNLRP had severally guaranteed 8.33 percent or $1.3 million of a $15.5 million unsecured promissory note on behalf of the Plaza. The guaranty continues through the loan maturity which initially matured in November 2004 and has been extended through May 31, 2005. Further negotiations are underway to refinance this note. CNLRP had not been required to fund any amounts under this guarantee. We believe that any required funding would be recoverable from operations of the related assets or liquidation proceeds.

(2)	Represents opportunities for triple-net lease originations approved for funding and accepted by the client.

Liquidity

Our liquidity needs will arise primarily from debt service on existing debt and the debt incurred in connection with financings related to the mergers, stockholder distributions, funding of property acquisitions and the funding of operating expenditures. Substantially all of our leases are triple-net leases, which minimize the need for capital expenditures by us.

Following the mergers and related financing transactions, we expect that our principal source of cash to fund liquidity needs will be primarily from operating activities, supplemented by borrowings under the revolving portion of our New Senior Credit Facilities, successful renewal of our warehouse facilities, gains from our investment property sales program, and cash flows provided by servicing and advisory services. We expect that amounts available under our New Senior Credit Facilities may be used for general corporate purposes and working capital. In addition, we may choose to raise additional capital through the issuance of additional debt or equity. We believe that cash generated from these sources will be adequate to meet our liquidity needs, although no assurance can be given in this regard. Our future operating performance and the ability to service or refinance our New Senior Credit Facilities or any other debt will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Quantitative and Qualitative Disclosures About Market Risk

We anticipate that, following the mergers and related financing transactions, we will have market risk exposure relating to interest rates. Our primary market risk exposure will consist of interest rate risk relating to the variable rate borrowings under our New Senior Credit Facilities, warehouse facilities and a portion of our notes and bonds payable. All of our variable rate borrowings are LIBOR based except the New Senior Credit Facilities, which we expect will offer the option of choosing between LIBOR, the federal funds rate or a prime rate. We currently have several interest rate cap and swap agreements in place to hedge a portion of our interest rate exposure and we may utilize such instruments in the future with the objective of reducing the financial impact of fluctuations in interest rates. Based on what we expect to be our outstanding indebtedness upon completion of the mergers and related financing transactions, and without giving effect to any interest rate protection measures we may adopt, our potential loss in terms of pre-tax earnings and cash flows from a 10% increase in LIBOR would be approximately $1.3 million on an annual basis, attributable to the impact of the interest rate increase on our variable rate borrowings.

CNL Restaurant Properties, Inc. Discussion

Operating Activities for the year ended December 31, 2004

For the year ended December 31, 2004, CNLRP’s principal sources of cash to meet working capital and dividend requirements were $106.1 million of rental and servicing income received from tenants, $32.2 million of interest received on investments and from borrowers and $271.6 million of proceeds from the sale of properties held for sale. The cash receipts were offset by $62.5 million of operating cash outflows related to the real estate and specialty finance segments, $46.5 million of interest payments on CNLRP’s debt, $8.5 million in income taxes and

$253.3 million for the acquisition of properties held for sale, leaving net cash from operations of $39.1 million for the year ended December 31, 2004.

Investing Activities

CNLRP’s cash flows from investing activities of $50.9 million in 2004 were primarily attributable to:

•	$20.5 million of net proceeds from 22 property sales;

•	$34.8 million of proceeds from collections on mortgage, equipment and other notes receivable;

•	$11.2 million of proceeds from the sale of other investments; and

•	a decrease in restricted cash of $5.1 million.

The cash flows from investing activities in 2004 were offset by:

•	$20.7 million for the acquisition of rental properties.

Financing Activities

CNLRP’s cash flows used in financing activities of $104.2 million in 2004 were primarily attributable to:

•	$1.5 million payment of stock issuance costs;

•	$84.2 million payment on the revolving credit facility due 2005, notes payable and the secured subordinated note due 2008;

•	$188.5 million payment on warehouse credit facilities;

•	$29.8 million payment to retire bonds payable;

•	$0.9 million in bond issuance and debt financing costs;

•	$3.3 million in distributions to minority interest holders;

•	$69.8 million common stock dividend distributions.

CNLRP’s cash flows used in financing activities were offset by:

•	$61.6 million of proceeds from borrowings on the revolving credit facility due 2005 and notes payable;

•	$196.3 million of proceeds from borrowings on warehouse credit facilities;

•	$5.0 million of proceeds from the issuance of bonds; and

•	$10.9 million loan from a stockholder.

Operating Activities for the year ended December 31, 2003

The principal sources of cash to meet working capital and dividend requirements were $109.2 million of rental and servicing income received from tenants, $35.9 million of interest received on investments and from borrowers, $7.4 million of proceeds from collections on mortgage loans held for sale and $186.7 million of proceeds from the sale of properties held for sale. The cash receipts were offset by $42.8 million of operating cash outflows related to the real estate and specialty finance segments, $49.1 million of interest payments on CNLRP’s debt, $4.0 million in income taxes and $134.9 million for the acquisition of properties held for sale, leaving net cash from operations of $108.4 million for the year ended December 31, 2003.

Investing Activities

CNLRP’s cash flows from investing activities of $46.5 million in 2003 were primarily attributable to:

•	$25.3 million of net proceeds from 28 property sales; and

•	$29.1 million of proceeds from collections on mortgage, equipment and other notes receivable

The cash flows from investing activities in 2003 were offset by:

•	an increase in restricted cash of $7.9 million.

Financing Activities

CNLRP’s cash flows used in financing activities of $134.5 million in 2003 were primarily attributable to:

•	$1.5 million payment of stock issuance costs;

•	$66.8 million payment on the revolving credit facility due 2005, notes payable and the second subordinated note due 2008;

•	$176.4 million payment on warehouse credit facilities;

•	$19.4 million payment to retire bonds payable;

•	$2.2 million in bond issuance and debt financing costs;

•	$1.9 million in distributions to minority interest holders;

•	$68.2 million common stock dividend distributions.

CNLRP’s cash flows used in financing activities were offset by:

•	$34.1 million of proceeds from borrowings on the revolving credit facility due 2005 and notes payable;

•	$124.1 million of proceeds from borrowings on warehouse credit facilities;

•	$24.9 million of proceeds from the issuance of bonds; and

•	$18.7 million loan from a stockholder.

Operating Activities for the year ended December 31, 2002

The principal sources of cash to meet working capital and dividend requirements were $108.5 million of rental and servicing income received from tenants, $39.2 million of interest received on investments and from borrowers, $16.4 million of proceeds from collections on mortgage loans held for sale and $287.6 million proceeds from the sale of properties held for sale. The cash receipts were offset by $42.9 million of operating cash outflows related to the real estate and specialty finance segments, $57.8 million of interest payments on CNLRP’s debt, $0.1 million in income taxes, $15.3 million payment to unwind fair value hedges and $224.0 million for the acquisition of properties held for sale, leaving net cash from operations of $111.6 million for the year ended December 31, 2002.

Investing Activities

CNLRP’s cash flows from investing activities of $75.0 million in 2002 were primarily attributable to:

•	$67.1 million of net proceeds from 73 property sales;

•	$15.5 million of proceeds from collections on mortgage, equipment and other notes receivable; and

•	$6.3 million decrease in restricted cash.

The cash flows from investing activities in 2002 were offset by:

•	$7.2 million for the acquisition of rental properties;

•	$0.1 million investment in joint venture; and

•	$6.6 million investment in mortgage, equipment and other notes receivable.

Financing Activities

CNLRP’s cash flows used in financing activities of $191.9 million in 2002 were primarily attributable to:

•	$1.5 million payment of stock issuance costs;

•	$90.9 million payment on the revolving credit facility due 2005, notes payable and the secured subordinated note due 2008;

•	$474.3 million payment on warehouse credit facilities;

•	$16.4 million payment to retire bonds payable;

•	$1.5 million in distributions to minority interest stockholders;

•	$68.0 million common stock dividend distributions.

CNLRP’s cash flows used in financing activities were offset by:

•	$249.3 million of proceeds from borrowings on the revolving credit facility due 2005 and notes payable;

•	$189.9 million of proceeds from borrowings on warehouse credit facilities;

•	$9.7 million from sale of common stock; and

•	$11.8 million loan from a stockholder.

The Income Funds

Nature of Business and Overview

The Income Funds were organized over a period of time beginning in 1985 and ending in 1995 to acquire for cash, either directly or through joint venture arrangements, both newly constructed and existing restaurant properties, as well as land upon which restaurant properties were to be constructed. The restaurant properties were leased primarily to operators of selected national and regional franchised quick service and casual dining restaurants. The leases are generally triple-net leases with the lessees generally responsible for all repairs and maintenance, property taxes, insurance and utilities. The leases provide for minimum base annual rental amounts (payable in monthly installments) ranging from approximately $16,000 to $259,900. The majority of the leases provide for percentage rent based on sales in excess of a specified amount. In addition, the majority of the leases provide that, commencing in specified lease years, the annual base rent required under the terms of the lease will increase.

The Income Funds owned 493, 525 and 537 properties directly or indirectly through joint venture or tenancy-in-common arrangements as of December 31, 2004, December 31, 2003 and December 31, 2002, respectively.

Liquidity and Capital Resources

The Income Funds’ investment strategy of acquiring properties for cash and generally leasing them under triple-net leases to operators who generally meet specified financial standards minimizes the Income Funds’ operating expenses.

The Income Funds generally distribute cash from operations to the extent that the general partners determine that such funds are available for distribution. The Income Funds declared distributions to the limited partners of $48.7 million, $50.2 million and $56.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. Distributions for the years ended December 31, 2003 and 2002 included $1.4 million and $7.4 million, respectively, in special distributions, primarily as a result of the distribution of net sales proceeds from the sales of properties.

Cash Flows for the year ended December 31, 2004

The Income Funds’ cash and cash equivalents increased by $26.7 million to $50.2 million during the year ended December 31, 2004. The increase in cash and cash equivalents was due to $43.1 million of cash provided by operating activities and $32.5 million of cash provided by investing activities offset by $48.9 million in cash used in financing activities.

Cash provided by operating activities of $43.1 million was comprised of net income of $40.5 million and other operating items netting to $2.7 million.

($ in millions)
Net income	$40.5
Depreciation	6.9
Gain on disposal of discontinued operations	(8.4)
Provisions for write-down of assets	1.7
Amortization of net investment in direct financing leases	1.9
Receivables	(0.4)
Accrued rental income	(0.5)
Accounts payable and accrued expenses and real estate taxes payable	1.4

Total	$43.1

Cash provided by investing activities of $32.5 million was primarily comprised of the following:

($ in millions)
Proceeds from sales of assets	$32.6
Additions to real estate properties with operating leases	(1.1)
Collection of mortgage notes receivable	0.4
Proceeds from disposal of assets	0.6

Total	$32.5

Cash used in financing activities of $48.9 million was comprised of distributions to limited partners of $48.8 million and distributions to holders of minority interests of $0.1 million.

Cash Flows for the year ended December 31, 2003

The Income Funds’ cash and cash equivalents increased $1.3 million to $23.6 million during the year ended December 31, 2003. The increase in cash and cash equivalents was due to $46.7 million of cash provided by operating activities and $7.0 million of cash provided by investing activities, offset by $52.4 million in cash used in financing activities.

Cash provided by operating activities of $46.7 million was primarily comprised of the following:

($ in millions)
Net income	$38.6
Depreciation	7.1
Minority interest	0.1
Gain on disposal of discontinued operations	(1.6)
Provisions for write-down of assets	0.9
Amortization of net investment in direct financing leases	2.0
Accrued rental income	(0.9)
Rents paid in advance and deposits	0.5

Total	$46.7

Cash provided by investing activities of $7.0 million was primarily comprised of the following:

($ in millions)
Proceeds from sales of assets	$10.9
Insurance proceeds for casualty loss on building	0.6
Investments in joint ventures	(4.5)

Total	$7.0

Cash used in financing activities of $52.4 million was comprised of distributions to limited partners of $52.2 million and distributions to holders of minority interests of $0.2 million.

Cash Flows for the year ended December 31, 2002

The Income Funds’ cash and cash equivalents increased $3.7 million to $22.2 million during the year ended December 31, 2002. The increase in cash and cash equivalents was due to $47.8 million of cash provided by operating activities and $11.2 million of cash provided by investing activities offset by $55.3 million in cash used in financing activities.

Cash provided by operating activities of $47.8 million was primarily comprised of the following:

($ in millions)
Net income	$41.9
Depreciation	7.2
Gain on disposal of assets	(1.4)
Gain on disposal of discontinued operations	(5.7)
Provisions for write-down of assets	4.9
Amortization of net investment in direct financing leases	1.8
Accrued rental income	(1.6)
Rents paid in advance and deposits	0.7

Total	$47.8

Cash provided by investing activities of $11.2 million was primarily comprised of the following:

($ in millions)
Proceeds from sales of assets	$37.1
Additions to real estate properties with operating leases	(29.5)
Investment in direct finance leases	(1.4)
Collection of mortgage notes receivable	2.0
Insurance proceeds for casualty loss on building	0.2
Liquidating distributions from joint ventures	0.6
Proceeds from exchange of assets	2.0
Certificates of deposit	0.2

Total	$11.2

Cash used in financing activities of $55.3 million was comprised of distributions to limited partners of $55.1 million and distributions to holders of minority interests of $0.2 million.

Critical Accounting Policies

The Income Funds’ leases are accounted for under the provisions of Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“FAS 13”), and have been accounted for using either the direct financing or the operating method. FAS 13 requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. In addition, management of each Income Fund assumes that all payments to be received under its leases are collectible. Changes in management’s estimates or assumption regarding collectibility of lease payments could result in a change in accounting for the lease.

Management reviewed each Income Fund property for impairment at least once a year or whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. The assessment was based on the carrying amount of the property at the date it was tested for recoverability compared to the sum of the estimated future cash flows expected to result from its operation and sale through the expected holding period. If an impairment was indicated, the asset was adjusted to its estimated fair value.

Effective January 1, 2002, each Income Fund adopted Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). Accordingly, when the decision was made to sell or commit to a plan to sell a property within one year, its operating results were reported as discontinued operations.

Results of Operations

Comparison of year ended December 31, 2004 to year ended December 31, 2003

Revenues. Total revenues increased $0.4 million, or 0.8%, to $47.5 million in 2004 from $47.1 million in 2003. Rental revenues from continuing operations remained constant at $45.3 million in 2004 and 2003. Significant changes to the property portfolio during 2004 and 2003 that affected rental revenues have been reported as discontinued operations. Lease termination income of $0.2 million in 2004 was a result of releasing a tenant from its obligation under its lease. There was no lease termination income in 2003.

Expenses. Total expenses increased $4.1 million, or 32.5% to $16.7 million in 2004 from $12.6 million in 2003. The increase was primarily the result of incurring additional general operating and administrative expenses, including, primarily, legal fees incurred in connection with the merger transaction and an increase in provisions for write-down of assets.

Discontinued operations. Income from discontinued operations decreased $1.5 million, or 55.6%, to $1.2 million in 2004 from $2.7 million in 2003. The decrease was due to the sale of several properties during 2003 and 2004 whose operations were accounted for as discontinued operations. Gain on disposal of discontinued operations increased $6.9 million to $8.4 million in 2004 from $1.5 million in 2003. The increase was due to a significant increase in the number of properties sold during 2004 whose operations were classified as discontinued operations. There was also a significant increase in the average gain realized per property sold during 2004 as compared to 2003.

Comparison of year ended December 31, 2003 to year ended December 31, 2002

Revenues. Total revenues increased $0.2 million, or 0.4%, to $47.1 million in 2003 from $46.9 million in 2002. Rental revenues from continuing operations increased $0.4 million, or 0.9%, to $45.3 million in 2003 from $44.9 million in 2002. The slight increase in rental revenues from continuing operations was due primarily to the acquisition of several properties during 2002. This increase was partially offset by the receipt of payment and the recognition as income, during 2002, of past due rents related to two properties whose former tenant had filed for bankruptcy and the leases were assigned to new tenants. One of the new tenants is an affiliate of the general partners. Interest and other income decreased $0.2 million, or 50%, to $0.2 million in 2003 from $0.4 million in 2002. During 2002, the Income Funds received reimbursement of property expenditures that were incurred in previous years relating to vacant properties. The decrease was also due to a reduction in interest income as a result of the collection, during 2002, of the principal balance on a mortgage note.

Expenses. Total expenses decreased $0.5 million, or 3.8%, to $12.6 million in 2003 from $13.1 million in 2002. The decrease was due to a decrease in costs incurred for administrative expenses for servicing the Income Funds and their properties and a decrease in property related expenses caused by the sale of vacant properties during 2002 and the reimbursement, during 2002, to tenants for renovation costs. The decrease was partially offset by an increase in depreciation and amortization expense due to the acquisition of several properties during 2002.

Gain on disposal of assets. Gain on disposal of assets decreased approximately $1.4 million to a gain of $.001 million in 2003 from a gain of $1.4 million in 2002. The decrease was caused by substantially all gains and losses from the sale of properties during 2003 being classified as discontinued operations in accordance with FAS 144. Some properties that were sold during 2002 were identified for sale prior to the adoption of FAS 144 on January 1, 2002 and, therefore, their operations were reported as continuing operations.

Discontinued operations. Income from discontinued operations increased $1.8 million, or 200%, to $2.7 million in 2003 from $0.9 million in 2002. The increase was caused by provisions for write-down of assets of $4.3 million being recorded in 2002 compared to $0.5 million recorded in 2003. The increase was partially offset by a decrease in the number of properties accounted for as discontinued operations from 2002 to 2003 due to the sale of several of these properties during these years. Gain on disposal of discontinued operations decreased $4.2 million, or 73.7%, to $1.5 million in 2003 from $5.7 million in 2002. The decrease was due to a decrease in the number of properties sold in 2003 as compared to 2002. Also, the average gain per property sale decreased from 2002 to 2003.